Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of INmune Bio Inc. on Forms S-3 (File No. 333-259368, 333-255162, 333-254221, and 333-237368), on Forms S-8 (File No. 333-254577), and on Post-Effective Amendment No. 1 to Form S-1 (File No. 333-232236), of our report dated March 28, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of INmune Bio Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, which report is included in this Annual Report on Form 10-K of INmune Bio Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

Houston, Texas

March 28, 2024